ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated March 5, 2008

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $•   Notes linked to the common stock of Deere & Company due on or about March 31, 2009
UBS AG $•   Notes linked to the common stock of Merck & Co. Inc. due on or about March 31, 2009
UBS AG $•   Notes linked to the common stock of MGM Mirage due on or about March 31, 2009
UBS AG $•   Notes linked to the common stock of Whole Foods Market, Inc. due on or about March 31, 2009

Investment Description

Yield Optimization Notes with Contingent Protection (the ”Notes”) are notes issued by UBS AG (”UBS”) linked to the performance of the common stock of a specific company (the ”underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the applicable underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under "General Terms of the Notes — Antidilution Adjustments") for each of your Notes if the closing price of the applicable underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the applicable underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the applicable underlying stock never falls below the trigger price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the applicable underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the applicable underlying stock at maturity.
♦	If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the applicable underlying stock for each of your Notes. If you receive shares of the applicable underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Key Dates*

Trade Date	March 25, 2008
Settlement Date**	March 31, 2008
Coupon Payment Dates	June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009
Final Valuation Date	March 26, 2009
Maturity Date	March 31, 2009
*	The Notes are expected to price on or about March 25, 2008 and settle on or about March 31, 2008. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
**	We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
Note Offerings

These terms relate to four separate Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has a different coupon rate, initial price and trigger price. The coupon rate, initial price and trigger price for each Note will be set on the trade date. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon Per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Deere & Company.	10.00% to 11.50%	•	60% of Initial Price	902644186	US9026441868
Common stock of Merck & Co. Inc.	9.50% to 11.00%	•	75% of Initial Price	902644194	US9026441942
Common stock of MGM Mirage	9.50% to 11.00%	•	60% of Initial Price	902644202	US9026442023
Common stock of Whole Foods Market, Inc.	10.00% to 11.50%	•	60% of Initial Price	902644210	US9026442106
*	Paid quarterly in arrears in four installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the YONCP product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the YONCP product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Deere & Company.	•	100%	•	2.00%	•	98.00%
Merck & Co. Inc.	•	100%	•	2.00%	•	98.00%
MGM Mirage	•	100%	•	2.00%	•	98.00%
Whole Foods Market, Inc.	•	100%	•	2.00%	•	98.00%

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated March 4, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000139/v105342_690122-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated March 4, 2008, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	12 months(1)
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the applicable underlying stock, as specified on the first page of this free writing prospectus
Payment at Maturity (per Note)

➢

If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Observation Period	The period starting on, and including, the trade date and ending on, and including, the final valuation date

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this free writing prospectus).

♦	If the market price of the applicable underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the applicable underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is one year.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-36 of the YONCP product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” on page PS-36 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of a forward contract relating to the underlying stock. Under this characterization of the Notes, interest paid in respect of each offering of the Notes would be divided into two components for tax purposes: the debt component and the put option component.

Debt component—Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component—The put option component would generally not be taxed until sale or maturity. At maturity, the put option component would be taxed either as a short-term capital gain if the principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

Underlying Stocks	Coupon per Annum (to be determined on trade date)	Debt Component per Annum	Put Option Component per Annum
Common stock of Deere & Company.	10.00% to 11.50%	• %	• %
Common stock of Merck & Co. Inc.	9.50% to 11.00%	• %	• %
Common stock of MGM Mirage	9.50% to 11.00%	• %	• %
Common stock of Whole Foods Market, Inc.	10.00% to 11.50%	• %	• %

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument and therefore if your security were characterized as a single contingent short-term debt instrument, the tax treatment of your security would not be entirely clear. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance they will ultimately issue, if any, and whether such guidance will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” on page PS-36 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the applicable underlying stock, you will generally not participate in any appreciation in the price of the applicable underlying stock. Your return on the Notes will not exceed the coupon payable on the Notes except for the situation in which (1) the closing price of the applicable underlying stock is less than the applicable trigger price on at least one day during the observation period (and, therefore, you receive shares instead of cash at maturity) and (2) the closing price of the applicable underlying stock at maturity is greater than the initial price.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the applicable underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the applicable underlying stock, the dividend rate on the applicable underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable underlying stock that may be delivered for certain corporate events affecting the applicable underlying stock, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the applicable underlying stock — Following certain corporate events relating to the respective issuer of the applicable underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments” and “—Reorganization Events” beginning on page PS-25 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will only receive an amount in cash equal to your principal amount unless the closing price of the applicable underlying stock falls below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events) on any trading day during the observation period.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-36 of the YONCP product supplement and consult your tax advisor about your tax situation.
Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum:	10%
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$30.00 (60% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $30.00 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $30.00 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

If the closing price of the underlying stock on the final valuation date is $40.00 (a decline of 20%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is a loss of 19% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $30.00 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $30.00 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $25.00 (a decline of 50%):

Value of share received:	$25.00
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$30.00
Total return on the Notes:	-40%

In this example, the total return on the Notes is a loss of 40% while the total return on the stock is a loss of 49% (including dividends).

If the closing price on the maturity date is $42.50 (a decline of 15%):

Value of share received:	$42.50
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$47.50
Total return on the Notes:	-5%

In this example, the total return on the Notes is a loss of 5% while the total return on the stock is a loss of 14% (including dividends).

If the closing price on the maturity date is $57.50 (an increase of 15%):

Value of share received:	$57.50
Coupons:	5.00	($1.25 × 4 = $5.00)
Total	$62.50
Total return on the Notes:	25%

In this example, the total return on the Notes is 25% while the total return on the stock is 16% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum**:	10%
Initial price:	$50.00 per share
Trigger price:	$30.00 (60% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Coupon payment will be paid in arrears in quarterly installments during the term of the Note on an unadjusted basis.
***	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$75.00	50.0%	51.00%	$55.00	10.000%	$80.00	60.00%
$72.50	45.0%	46.00%	$55.00	10.000%	$77.50	55.00%
$70.00	40.0%	41.00%	$55.00	10.000%	$75.00	50.00%
$67.50	35.0%	36.00%	$55.00	10.000%	$72.50	45.00%
$65.00	30.0%	31.00%	$55.00	10.000%	$70.00	40.00%
$62.50	25.0%	26.00%	$55.00	10.000%	$67.50	35.00%
$60.00	20.0%	21.00%	$55.00	10.000%	$65.00	30.00%
$57.50	15.0%	16.00%	$55.00	10.000%	$62.50	25.00%
$55.00	10.0%	11.00%	$55.00	10.000%	$60.00	20.00%
$52.50	5.0%	6.00%	$55.00	10.000%	$57.50	15.00%
$50.00	0%	1.00%	$55.00	10.000%	$55.00	10.000%
$47.50	-5%	-4.00%	$55.00	10.000%	$52.50	5.00%
$45.00	-10%	-9.00%	$55.00	10.000%	$50.00	0.00%
$42.50	-15%	-14.00%	$55.00	10.000%	$47.50	-5.00%
$40.00	-20%	-19.00%	$55.00	10.000%	$45.00	-10.00%
$37.50	-25%	-24.00%	$55.00	10.000%	$42.50	-15.00%
$35.00	-30%	-29.00%	$55.00	10.000%	$40.00	-20.00%
$32.50	-35%	-34.00%	$55.00	10.000%	$37.50	-25.00%
$30.00	-40%	-39.00%	$55.00	10.000%	$35.00	-30.00%
$27.50	-45%	-44.00%	n/a	n/a	$32.50	-35.00%
$25.00	-50%	-49.00%	n/a	n/a	$30.00	-40.00%
$22.50	-55%	-54.00%	n/a	n/a	$27.50	-45.00%
$20.00	-60%	-59.00%	n/a	n/a	$25.00	-50.00%
$17.50	-65%	-64.00%	n/a	n/a	$22.50	-55.00%
$15.00	-70%	-69.00%	n/a	n/a	$20.00	-60.00%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The final stock price is as of the Final Valuation Date, if the closing price of the stock never falls below the trigger price during the observation period. If the closing price of the stock falls below the trigger price during the observation period, the final stock price is as of the Maturity Date.
(4)	The total return at maturity on the underlying stock includes a 1% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments.
(6)	Payment will consist, in part, of underlying stock valued as of the Final Valuation Date.
Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and 2007. Partial data is provided for the first calendar quarter of 2008. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Deere & Company

According to publicly available information, Deere & Company (“Deere”) consists of four major business segments (agricultural equipment, commercial & consumer equipment, construction & forestry and credit). Information filed by Deere with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-4121, or its CIK Code: 0000315189. Deere’s website is http://www.deere.com. Deere’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Deere’s common stock, based on daily closing prices on the primary exchange for Deere, as reported by Bloomberg L.P. Deere’s closing price on March 3, 2008 was $87.57. The actual initial price will be the closing price of Deere’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$23.71	$18.98	$19.63
4/1/2003	6/30/2003	$24.02	$19.72	$22.85
7/1/2003	9/30/2003	$29.03	$22.20	$26.66
10/1/2003	12/31/2003	$33.55	$27.85	$32.53
1/2/2004	3/31/2004	$34.97	$30.50	$34.66
4/1/2004	6/30/2004	$37.43	$31.45	$35.07
7/1/2004	9/30/2004	$33.93	$28.80	$32.28
10/1/2004	12/31/2004	$37.21	$29.03	$37.20
1/3/2005	3/31/2005	$36.47	$32.93	$33.57
4/1/2005	6/30/2005	$34.06	$29.85	$32.75
7/1/2005	9/30/2005	$36.77	$30.20	$30.60
10/3/2005	12/30/2005	$35.29	$28.58	$34.06
1/3/2006	3/31/2006	$39.89	$34.10	$39.53
4/3/2006	6/30/2006	$45.67	$38.65	$41.75
7/3/2006	9/29/2006	$42.39	$34.34	$41.96
10/2/2006	12/29/2006	$49.07	$42.32	$47.54
1/3/2007	3/30/2007	$57.98	$45.45	$54.32
4/2/2007	6/29/2007	$62.15	$53.50	$60.37
7/2/2007	9/28/2007	$74.21	$58.55	$74.21
10/1/2007	12/31/2007	$93.12	$70.76	$93.12
1/2/2008*	2/29/2008*	$94.69*	$76.40*	$85.21*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 29, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Deere’s common stock from February 27, 1998 through March 3, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 60% of the closing price on March 3, 2008. The actual trigger price will be based on the closing price of Deere’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Merck & Co. Inc.

According to publicly available information, Merck & Co. Inc. (“Merck”) provides is a global research-driven pharmaceutical company that discovers, develops, manufacturers and markets vaccines and medicines. Information filed by Merck with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-3305, or its CIK Code: 0000064978. Merck’s website is http://www.merck.com. Merck’s common stock is listed on the New York Stock Exchange under the ticker symbol “MRK.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Merck’s common stock, based on daily closing prices on the primary exchange for Merck, as reported by Bloomberg L.P. Merck’s closing price on March 3, 2008 was $44.06. The actual initial price will be the closing price of Merck’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$56.67	$48.05	$51.85
4/1/2003	6/30/2003	$59.85	$51.83	$57.31
7/1/2003	9/30/2003	$58.58	$49.72	$50.62
10/1/2003	12/31/2003	$51.16	$40.60	$46.20
1/2/2004	3/31/2004	$49.08	$43.01	$44.19
4/1/2004	6/30/2004	$48.37	$44.58	$47.50
7/1/2004	9/30/2004	$47.05	$33.00	$33.00
10/1/2004	12/31/2004	$34.23	$26.00	$32.14
1/3/2005	3/31/2005	$32.61	$27.83	$32.37
4/1/2005	6/30/2005	$34.93	$30.50	$30.80
7/1/2005	9/30/2005	$31.95	$27.20	$27.21
10/3/2005	12/30/2005	$32.35	$25.50	$31.81
1/3/2006	3/31/2006	$36.23	$32.78	$35.23
4/3/2006	6/30/2006	$36.43	$33.14	$36.43
7/3/2006	9/29/2006	$42.40	$36.15	$41.90
10/2/2006	12/29/2006	$46.21	$41.42	$43.60
1/3/2007	3/30/2007	$46.22	$42.94	$44.17
4/2/2007	6/29/2007	$54.35	$45.37	$49.80
7/2/2007	9/28/2007	$53.38	$48.66	$51.69
10/1/2007	12/31/2007	$60.77	$52.15	$58.11
1/2/2008	2/29/2008*	$60.55*	$44.30*	$44.30*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 29, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Merck’s common stock from February 27, 1998 through March 3, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on March 3, 2008. The actual trigger price will be based on the closing price of Merck’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

MGM Mirage

According to publicly available information, MGM Mirage (“MGM”) engages in the ownership and operation of casino resorts in the United States. Information filed by MGM with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10362, or its CIK Code: 0000789570. MGM’s website is http://www.mgm-mirage.com. MGM’s common stock is listed on the New York Stock Exchange under the ticker symbol “MGM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for MGM’s common stock, based on daily closing prices on the primary exchange for MGM, as reported by Bloomberg L.P. MGM’s closing price on March 3, 2008 was $60.25. The actual initial price will be the closing price of MGM’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$17.18	$12.24	$14.63
4/1/2003	6/30/2003	$17.52	$13.29	$17.09
7/1/2003	9/30/2003	$19.19	$16.64	$18.28
10/1/2003	12/31/2003	$19.04	$17.32	$18.81
1/2/2004	3/31/2004	$23.00	$18.61	$22.67
4/1/2004	6/30/2004	$24.75	$20.86	$23.47
7/1/2004	9/30/2004	$24.83	$20.10	$24.83
10/1/2004	12/31/2004	$36.54	$25.78	$36.37
1/3/2005	3/31/2005	$39.61	$34.85	$35.41
4/1/2005	6/30/2005	$42.54	$33.35	$39.58
7/1/2005	9/30/2005	$46.00	$40.57	$43.77
10/3/2005	12/30/2005	$43.71	$35.51	$36.67
1/3/2006	3/31/2006	$43.09	$35.43	$43.09
4/3/2006	6/30/2006	$45.64	$38.22	$40.80
7/3/2006	9/29/2006	$40.83	$34.65	$39.49
10/2/2006	12/29/2006	$57.80	$41.30	$57.35
1/3/2007	3/30/2007	$74.40	$56.90	$69.52
4/2/2007	6/29/2007	$86.70	$61.26	$82.48
7/2/2007	9/28/2007	$90.33	$68.61	$89.44
10/1/2007	12/31/2007	$99.75	$78.00	$84.02
1/2/2008	2/29/2008*	$81.60*	$61.59*	$61.59*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 29, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of MGM’s common stock from February 27, 1998 through March 3, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 60% of the closing price on March 3, 2008. The actual trigger price will be based on the closing price of MGM’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Whole Foods Market, Inc.

According to publicly available information, Whole Foods Market, Inc. (“Whole Foods”) engages in the ownership and operation of natural and organic foods supermarkets. Information filed by Whole Foods with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19797, or its CIK Code: 0000865436. Whole Foods’ website is http://www.wholefoods.com. Whole Foods’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WFMI.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Whole Foods’ common stock, based on daily closing prices on the primary exchange for Whole Foods, as reported by Bloomberg L.P. Whole Foods’ closing price on March 3, 2008 was $35.14. The actual initial price will be the closing price of Whole Foods’ common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$29.06	$22.51	$27.82
4/1/2003	6/30/2003	$30.89	$23.70	$23.77
7/1/2003	9/30/2003	$27.96	$23.13	$27.59
10/1/2003	12/31/2003	$33.57	$28.12	$33.57
1/2/2004	3/31/2004	$39.61	$33.16	$37.48
4/1/2004	6/30/2004	$47.73	$37.07	$47.73
7/1/2004	9/30/2004	$48.17	$37.01	$42.90
10/1/2004	12/31/2004	$48.31	$40.16	$47.68
1/3/2005	3/31/2005	$52.96	$44.30	$51.07
4/1/2005	6/30/2005	$61.16	$48.09	$59.15
7/1/2005	9/30/2005	$69.70	$59.06	$67.23
10/3/2005	12/30/2005	$79.10	$62.76	$77.39
1/3/2006	3/31/2006	$78.24	$60.02	$66.44
4/3/2006	6/30/2006	$72.34	$60.74	$64.64
7/3/2006	9/29/2006	$65.39	$47.37	$59.43
10/2/2006	12/29/2006	$65.40	$45.48	$46.93
1/3/2007	3/30/2007	$52.11	$42.51	$44.85
4/2/2007	6/29/2007	$47.91	$38.16	$38.30
7/2/2007	9/28/2007	$48.96	$36.00	$48.96
10/1/2007	12/31/2007	$53.20	$39.50	$40.80
1/2/2008	2/29/2008*	$41.74*	$35.08*	$35.15*
*	As of the date of this free writing prospectus available information for the first calendar quarter of 2008 includes data for the period from January 2, 2008 through February 29, 2008. Accordingly, the ”Quarterly High,” ”Quarterly Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2008.

The graph below illustrates the performance of Whole Foods’ common stock from February 27, 1998 through March 3, 2008, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 60% of the closing price on March 3, 2008. The actual trigger price will be based on the closing price of Whole Foods’ common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders' equity	48,227	41,427
Total capitalization	476,643	409,424
(1)	includes Money Market Paper and Medium Term Notes as per Balance sheet position
(2)	includes Trust preferred securities

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).